Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-176914
Prospectus Addendum to the Prospectus dated September 19, 2011.
The Goldman Sachs Group, Inc.
Guarantee
of Notes and Deposit Notes of
Goldman Sachs Bank USA
     You should read the accompanying prospectus supplement, which gives the specific terms of the offered guarantee by The Goldman Sachs Group, Inc. (“our guarantee”) of the notes and deposit notes issued by Goldman Sachs Bank USA, our banking subsidiary, together with the accompanying prospectus dated September 19, 2011 of The Goldman Sachs Group, Inc. When you read the supplement with the specific terms of the notes and deposit notes covered by our guarantee, please note that all references in the supplement to the prospectus dated March 19, 2009, or to any sections of that document, should refer instead to the accompanying prospectus dated September 19, 2011, or to the corresponding section of that accompanying prospectus.
     The accompanying prospectus dated September 19, 2011 supersedes the prospectus dated March 19, 2009.
     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the notes and deposit notes covered by our guarantee in market-making transactions.
     The guarantees are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
     This prospectus addendum relates solely to our guarantee of the notes and deposit notes. Neither this prospectus addendum, the accompanying prospectus dated September September 19, 2011 nor the registration statement of which it forms a part covers the notes or deposit notes.

Goldman, Sachs & Co.

Prospectus Addendum dated September 19, 2011.